Exhibit 99.1

GENERAL CABLE CORPORATION

SUBORDINATED CONVERTIBLE NOTES DUE 2029

CUSIP 369300AL2

FUNDAMENTAL CHANGE CONVERSION NOTICE

May 14, 2018

We refer to that certain Indenture, dated as of December 18, 2009 (the “Indenture”), between General Cable Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as Trustee (the “Trustee”) relating to the Company’s Subordinated Convertible Notes due 2029 (the “Notes”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Indenture.

We also refer to that certain Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Parent”), and Alisea Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (“Effective Time”), each share of the common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and not held on behalf of third parties, shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company and not held on behalf of third parties and shares owned by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $30.00 per share in cash, without interest. Please refer to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 4, 2017, for more information regarding the Merger. There is no assurance the Merger will be consummated on the terms set forth in the Merger Agreement or at all.

This letter is being provided pursuant to Section 4.01(d) of the Indenture and hereby serves as notice to the Trustee and the Holders that the Company currently expects the closing of the Merger to occur, subject to regulatory approvals and other customary closing conditions, at least 15 days after the date of this notice and as early as the last week of May or during the month of June 2018. Holders may surrender Notes for conversion at any time beginning 15 days before the anticipated effective date of the Merger and until the Trading Day immediately preceding the date that is 30 Business Days after the later of the Effective Time and the date the Company provides an Issuer Fundamental Change Notice pursuant to Section 3.01(b) of the Indenture. Holders must comply with the conversion procedure set forth in Section 4.02 of the Indenture.

Additional Information

Should you have any questions about the foregoing, please contact Investor Relations at (859) 572-8684.